NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY, a stock life insurance company organized under the laws of the State of Ohio, issues this Policy to you in return for the initial Premium you pay to us and your completed application.

Home Office:   One Nationwide Plaza                                                      Telephone:                1-800-882-2822
Columbus, OH  43215-2220                                           Internet:                      www.nationwide.com

We will provide the benefits described in this Policy, subject to its terms and conditions, including payment of the Death Benefit Proceeds upon receiving Proof of Death for the Surviving Insured if both Insureds die while this Policy is In Force. If this Policy is In Force and at least one Insured is living on the Maturity Date, the Policy Maturity Date will automatically be extended until the Surviving Insured’s death unless you elect otherwise.

The Cash Surrender Value and Death Benefit Proceeds of this Policy are based on the investment experience of the Variable Account, may increase or decrease based on the fluctuations of the net investment factor, and are not guaranteed as to fixed dollar amount.  The death benefit will never be less than the Specified Amount as long as this Policy remains In Force.

RIGHT TO EXAMINE AND CANCEL

You may return this Policy to us within (1) ten days after you receive it, or (2) forty-five days after you sign the application, or (3) ten days after we mail or deliver the Notice of Right of Withdrawal, whichever is latest.  The Policy, with a written request for cancellation, must be mailed or delivered to our Home Office or to the representative who sold it to you.  The returned Policy will be treated as if we never issued it, and we will pay you the amount specified by the laws of the State of Issue.

We reserve the right to allocate any Premiums to a money market Sub-Account until the Right to Examine and Cancel period has expired.  Upon expiration of the Right to Examine and Cancel period, we will allocate any Net Premiums paid according to the last direction we received from you.

THIS IS A LEGAL CONTRACT BETWEEN YOU AND US, SO PLEASE READ IT CAREFULLY.  IF THIS POLICY IS NOT RETURNED DURING THE RIGHT TO EXAMINE AND CANCEL PERIOD, YOU WILL BE BOUND BY ITS TERMS.

Signed by us on the Policy Date:

/s/ Robert W. Horner III                                                                                     /s/ Mark R. ThresherSecretaryPresident

LAST SURVIVOR FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE POLICY, NON-PARTICIPATING
Flexible Premiums payable until the Maturity Date while at least one Insured is living.
Death Benefit Proceeds payable upon the Surviving Insured’s death if both Insureds die while this Policy is In Force.
The Maturity Date will automatically be extended unless you elect to receive the Maturity Proceeds.
Rate Classes and Rate Types are stated in the Policy Data Pages.
Adjustable death benefit.
Non-Participating, no dividends are payable.

NOTICE:  Details of the variable provisions of this Policy are on pages 5, 14, 15 and 16.

TABLE OF CONTENTS

POLICY DATA PAGES                                                                                    3

DEFINED TERMS USED IN THIS
POLICY                                                                                                       4

GENERAL POLICY PROVISION                                                                  6
Policy References and Headings                                                             6
Non-Participating                                                                                       6
Entire Contract                                                                                            6
Applications                                                                                               6
Alteration or Modification                                                                       6
Waiver                                                                                                         6
Effective Date of Policy Coverage                                                          6
Policy Termination                                                                                    7
Suicide                                    7
Incontestability                                 7
Misstatement of Age or Sex                        7
Postponement of Payments                         8
Assignment                                                                                                8
Instructions                                                                                                8
Currency                                                                                                     8
Reports                                                                                                       8
Illustration of Benefits and Values                                                         8
Internal Revenue Code Life Insurance Qualification Test 8
Modified Endowment Contracts                                                              9

PARTIES AND INTERESTS IN THIS POLICY
PROVISION                                                                                               9
Nationwide                                                                                                  9
Policy Owner                                                                                               9
Contingent Owner                                                                                      9
The Insureds                                                                                               9
Beneficiary and Contingent Beneficiary                                                 9
Changes of Named Parties and Interests                                                10

PREMIUM PAYMENT PROVISION                                                              10
Initial Premium                                                                                             10
Additional Premium                                                                                    10
How Premium May Be Paid                                                                       10
Planned Premium                                                                                         10

POLICY CHARGES AND DEDUCTIONS
PROVISION                                                                                                10
Premium Load                                                                                              10
Monthly Deduction                                                                                   11
Mortality and Expense Risk Charge 11
Administrative Charges                                                                   11
Monthly Cost of Insurance per $1,000
of Net Amount at Risk Charge                                                 11
Surrender Charge                                                                                        12
Policy Loan Interest Charge                                                                      12
Changes in Policy Cost Factors                                                                12
Service Fees                                                                                                 13

GRACE PERIOD, GUARANTEED POLICY CONTINUATION, AND REINSTATEMENT
PROVISION                                                                                               13
Policy Coverage and Lapse                                                                      13
Grace Period                                                                                                13
Guaranteed Policy Continuation                                                              13
Reinstatement                                                                                             14

VARIABLE ACCOUNTPROVISION                                                            14
About the Variable Account                                                                    14
The Sub-Accounts                                                                                    15
Determining the Variable Account Value                                               15
The Net Investment Factor and Performance                                        15
Cash Value and the Variable Account                                                    15
Transfers and Allocations                                                                        16
Substitution of Securities                                                                          16
Changes of Investment Policy                                                                  16

FIXED ACCOUNT PROVISION                                                                    17
The Fixed Account                                                                                    17
Right to Transfer                                                                                        17
Fixed Account Restrictions 16

POLICY BENEFITS AND VALUES
PROVISION                                                                                              17
Nonforfeiture                                                                                              17
Right of Conversion                                                                                  17
Complete Surrender                                                                                   18
Partial Surrenders                                                                                      18
Policy Loans                                                                                              19
Maximum and Minimum Loans and Indebtedness 19
Processing a Loan                                                                           19
Loan Interest                                                                                     19
Loan Interest Charged                                                                    19
Loan Interest Credited                                                                    19
Loan Repayment                                                                               19
Cash Value in the Policy Loan Account                                      20
Policy Indebtedness and Lapse                                                     20
Effect of Loan                                                                                    20
Policy Owner Services                                                                             20
Dollar Cost Averaging                                                                   20
Automatic Asset Rebalancing                                                       20
Automated Income Monitor                                                           20
The Death Benefit                                                                                    21
Change of Death Benefit Option                                                           22
Specified Amount Increases and Decreases                                       22
Specified Amount Increases                                                          22
Specified Amount Decreases                                                         23
Death Benefit Proceeds                                                                          23
Policy Maturity Proceeds                                                                       24
Policy Maturity Date Extension                                                            24
Policy Settlement                                                                                     24
Settlement Options                                                                                 24

DEFINED TERMS USED IN THIS POLICY

The defined terms listed below are either frequently used or have an important meaning within this Policy.

Accumulation Unit– An accounting unit used to measure the Sub-Account values of the Variable Account.

Attained Age– Age measured from the Policy Date.  Attained Age is equal to a person's Issue Age plus the number of completed Policy Years.

Beneficiary– The person or entity, such as a trust or charity, you name to receive the Death Benefit Proceeds upon the death of the Surviving Insured if both Insureds die while this Policy is In Force.

Cash Surrender Value– The amount available upon Surrender of this Policy. It is equal to the Cash Value of this Policy minus any Indebtedness, applicable charges, or adjustments described in this Policy.

Cash Value– The combined accumulated dollar value of the interests you purchased in the Sub-Accounts of the Variable Account, plus the values in the Fixed Account and the Policy Loan Account.  All references to "Accumulated Value" in this Policy or any attached rider also means "Cash Value."

Contingent Beneficiary– The person or entity, such as a trust or charity, you name to receive the Death Benefit Proceeds upon the death of the Surviving Insured if both Insureds die while this Policy is In Force and no Beneficiary is living or in existence at the time of the Surviving Insured's death.

Contingent Owner– The person or entity, such as a trust or charity, you name who becomes the Policy Owner if you die before while this Policy is In Force.

Death BenefitProceeds– The amount we pay upon the Surviving Insured’s death if both Insureds die while this Policy is In Force.

Fixed Account– An investment option funded by our General Account.

General Account– The General Account is made up of all of our assets other than those held in any Variable Account.

In Force – The insurance coverage is in effect.

Indebtedness– The amount you owe us due to an outstanding policy loan balance, including principal and accrued loan interest charged.

Initial Premium Investment Date– The later of the Policy Date or the date we receive the initial Premium at our Home Office address stated on the face page of this Policy.

Insureds– The persons you name whose lives are covered by this Policy.  The Death Benefit Proceeds become payable upon the death of the Surviving Insured if both Insureds die while this Policy is In Force.

Issue Age– A person's age based on their birthday nearest the Policy Date.  If the last birthday is more than 182 days prior to the Policy Date, the nearest birthday is their next birthday. The Insureds' Issue Ages are stated in the Policy Data Pages.

Maturity Date– The Policy Anniversary on which the younger Insured reaches or would have reached Attained Age 120.

Maturity Proceeds– The amount payable if this Policy is In Force on the Maturity Date and at least one of the Insureds is living.  The Maturity Proceeds are equal to the Cash Surrender Value on the Maturity Date.

Minimum Required Death Benefit– The lowest death benefit that will qualify this Policy as life Insurance under Section 7702 of the Internal Revenue Code.

Minimum Specified Amount– The lowest Specified Amount you are permitted to have under this Policy.  It is stated in the Policy Data Pages.

Nationwide– Nationwide Life and Annuity Insurance Company.  References to "we," "our," and "us," also mean Nationwide Life and Annuity Insurance Company.

Net Amount at Risk– Is equal to the death benefit minus the Cash Value.

Net Premium– The amount of each Premium payment applied to the Cash Value of this Policy.  Net Premium is equal to a gross Premium less any premium load.

Policy– The terms, conditions, benefits, and rights of the life insurance contract described in this document including the Policy Data Pages.

Policy Anniversary– Each anniversary of the Policy Date.  For any year in which such date does not exist (February 29th), the last day of the month will be the Policy Anniversary.

Policy Date– The issue date of this Policy.  It is the date this Policy takes effect subject to the payment of the Minimum Initial Premium stated in the Policy Data Pages.

Policy Loan Account– The portion of the Cash Value attributable to all loans taken under this Policy plus all accumulated interest.

Policy Monthaversary – The same day of the month as the Policy Date for each succeeding month.  In any month where such day does not exist (e.g. 29th, 30th, and 31st), the Policy Monthaversary will be the last day of that calendar month.

Policy Owner– The person or entity possessing all rights under this Policy while it is In Force.  The Policy Owner is named on the application unless later changed.  References to "you" or "your" also mean the Policy Owner.

Policy Year– Beginning with the Policy Date, each one-year period this Policy remains In Force.

Premium– The payments you make under this Policy.  The Minimum Initial Premium is stated in the Policy Data Pages and will be required prior to this Policy taking effect.

Proof of Death– A certified copy of the death certificate.  If no death certificate will be issued (e.g. missing person), such other lawful evidence and documentation as permits us to make a reasonable determination as to the fact of, date, cause, and manner of death.

SEC– The United States Securities and Exchange Commission or its successor.

Settlement– Payment of the Death Benefit Proceeds, Maturity Proceeds, or Cash Surrender Value.

Specified Amount – The dollar amount used to determine the death benefit of the Policy.  It is stated in the Policy Data Pages.

State of Issue– The jurisdiction where this Policy has been issued for delivery.  For purposes of this Policy, the term includes the District of Columbia, Puerto Rico and any state, territory, or possession of the United States of America.

Sub-Account– A division of the Variable Account corresponding to a different underlying investment option.  Your initial Sub-Account allocations are listed on the Policy Data Pages.

Surrender– A withdrawal of Cash Surrender Value from this Policy at your request.  A complete Surrender will result in payment to you of any remaining Cash Surrender Value and will end all coverage under this Policy and any attached riders.  When we refer to a "partial Surrender" it means a withdrawal of a portion of the Cash Surrender Value and does not by itself terminate this Policy.

Surviving Insured - The living Insured after one of the Insureds dies.

Valuation Date– Each day the New York Stock Exchange and our home office are open for business, or any other day when there is enough trading in the Sub-Accounts of the Variable Account that the current net asset value of its Accumulation Units might change. If the required information for transactions you request has not been received by the time indicated on the date of your request, then the date used for valuation will be the next day the New York Stock Exchange and Nationwide's home office are open for business.

Valuation Period – The interval of time between a Valuation Date and the next Valuation Date.

Variable Account – One of our separate investment accounts into which Premiums are allocated.  We may offer more than one Variable Account under this Policy.

GENERAL POLICY PROVISION

Policy References and Headings

Unless the context requires otherwise, the following will apply to the references and headings in this Policy:

1.	singular references will also refer to the plural and plural references will also refer to the singular;

2.	when we refer to a "provision" it means the entire contents under a main heading in this Policy; and

3.	when we refer to a "section," it means the entire contents under a sub-heading within a provision.

Non-Participating

This Policy does not participate in our earnings or surplus and does not earn or pay dividends.

Entire Contract

The insurance provided by this Policy is in return for the application and for Premiums paid as required in this Policy. This Policy and a copy of any attached written application, including any attached written supplemental applications, together with any amendments, endorsements, or riders, make up the entire contract.

No statement will be used in defense of a claim under this Policy unless it is contained in a written application that is endorsed upon or attached to this Policy.

The laws of the State of Issue will govern this Policy.

Applications

All statements in an application, in the absence of fraud, are considered representations and not warranties.  In issuing this Policy, we have relied on the statements made in the application to be true and complete. Subject to the Incontestability section of this Policy, no such statement will be used to contest this Policy or deny a claim unless that statement is made in an application and is a misrepresentation that is material to our agreement to provide insurance.

In the case of reinstatement, the addition of benefits by rider, an increase of the Specified Amount, or requests for changes in underwriting classification, we rely on the statements made in the respective applications to be true and complete. Subject to the Incontestability section of this Policy, or an attached rider as applicable, no such statement shall be used to contest or deny a claim unless that statement is made in the application to reinstate, add benefits, or increase the Specified Amount and is a misrepresentation material to our agreement to provide or reinstate coverage.

Alteration or Modification

All changes or agreements related to this Policy must be on official forms signed by our President or Secretary. No agent of Nationwide, medical examiner, or other representative is authorized to accept risks, alter or modify contracts, or waive any of our rights or requirements.

This Policy may be modified or superseded by applicable law. Other changes to this Policy may be made only if you and we agree.  We will provide you with a copy of any amendment or endorsement or other document modifying this Policy.

Waiver

Our failure to enforce any provision of this Policy in one or more instances shall not be deemed, and may not be construed or relied upon, as a waiver of such provision. Nor shall any waiver or relinquishment of any right or power hereunder in any one or more instance be deemed, and may not be construed or relied upon as, a continuing waiver or relinquishment of that right or power at any other time or times.

Effective Date of Policy Coverage

The effective date of insurance coverage under this Policy is determined in the following manner:

1.	for insurance coverage applied for in the original application and approved by us, the effective date is the Policy Date subject to our receipt of the minimum initial premium;

2.
for increases or other additions to coverage, the effective date is the Policy Monthaversary on or next following our approval of your supplemental application for insurance, unless you request and we approve a different date; and

3.	in the case of a reinstatement, the effective date is the Policy Monthaversary on or next following our approval of your reinstatement request, unless you request and we approve a different date.

Policy Termination

All coverage under this Policy will terminate when any of the following events occurs:

1.	you request in writing to terminate coverage under this Policy;

2.      the Surviving Insured dies;

3.	you elect to receive the Maturity Proceeds on the Maturity Date;

4.	subject to the Reinstatement section, this Policy lapses at the end of a grace period; or

5.	you Surrender this Policy for its Cash Surrender Value.

Suicide

We will not pay the Death Benefit Proceeds normally payable on the Surviving Insured’s death if either Insured commits suicide, while sane or insane, within two years from:

1.the Policy Date;

2.a reinstatement date; or

3.any date after the Policy Date we approve an increase in Specified Amount requiring evidence of insurability.

In the case of items (1) and (2) above, we will pay an amount equal to all Premiums paid prior to death of the Surviving Insured, less any Indebtedness or partial Surrenders.

In the case of item (3) above, we will not pay the portion of the Death Benefit Proceeds attributable to the Specified Amount increase, but instead will pay all cost of insurance charges attributable to such Specified Amount increase.

We reserve the right under this section to obtain evidence of the manner and cause of the Insureds' deaths.

Incontestability

After this Policy has been In Force during the lifetime of both Insureds for two years from the Policy Date or a reinstatement date, we will not contest it, as issued on the Policy Date or as reinstated, for any reason.

After any amendment, endorsement, rider, or Specified Amount increase requiring evidence of insurability, has been In Force as part of the Policy during the lifetime of both Insureds for two years from its effective date or a reinstatement date, we will not contest it for any reason.

Misstatement of Age or Sex

If the age or sex of either Insured has been misstated, payments and benefits under this Policy will be adjusted as follows:

1.
if at least one Insured is alive, the Cash Value will be adjusted to reflect the monthly deductions and other charges using the correct ages and sexes of the Insureds from the Policy Date to the date of correction.  Future monthly deductions and charges will be based on the correct ages and sexes; or

2.	if both Insureds have died, we will adjust the death benefit and Cash Value. The adjusted death benefit will be:

a.	the Net Amount at Risk on the date of the Surviving Insured’s death; multiplied by

b.
the ratio of the monthly cost of insurance deducted on the Policy Monthaversary immediately preceding the Surviving Insured's death and the monthly cost of insurance that would have been deducted using the correct ages and sexes on that same Policy Monthaversary; plus

c.
the Cash Value on the date of the Surviving Insured's death adjusted to reflect the monthly deductions and other charges using the Insureds' correct ages and sexes from the Policy Date to the date of death.

Postponement of Payments

We have the right to delay payment of all or part of the Cash Surrender Value or a policy loan for a period permitted by law but not longer than six months after either is requested.

Assignment

You may be able to assign some or all of your rights under this Policy. Assignments must be made in writing and signed by you while this Policy is In Force.  Assignments take effect as of the date signed, unless otherwise specified by you, subject to any payments made or actions taken by us before the assignment is recorded.  An assignment will not be recorded until we have received sufficient and clear written direction from you on how rights under this Policy are to be divided.

We may reject or not recognize assignments altering the type or character of the risk we originally assumed in issuing this Policy.  Assignments will be subject to any amounts owed to us before the assignment was recorded. The interest of a Beneficiary will be subject to the rights of any assignee of record, unless the Beneficiary designation is an irrevocable designation.

We are not responsible for the validity or tax consequences of any assignment or for any payment or other Settlement made prior to our recording of the assignment.

Instructions

All elections, payment requests, claims, instructions, and/or communications to us must be sent to our Home Office stated on the face page of this Policy and received by us before we can take any action.

No instructions are effective until received and recorded by us at our home office.

Unless we specify otherwise, all instructions under this Policy must be received in writing, signed and dated.  We only accept instructions in writing using a traditional hard-copy format, but upon mutual agreement between you and us, we will consent to the acceptance of other methods of delivering instructions, such as electronic mail, facsimile, or other appropriate agreed upon formats.

For certain Policy changes, such as, changes of named parties, authorization of third-parties to act on your behalf, requests to terminate coverage, requests for Surrender, requests for a policy loan, requests to exchange this Policy for another plan of insurance, requests for a Policy Settlement, transfers among the Sub-Accounts of the Variable Account, allocation of future Net Premium, and death benefit claims, we will require that the request be completed on a form we provide.

We may require a signature guarantee from a member firm of a recognized domestic stock exchange or a financial institution that is a member of the Federal Deposit Insurance Corporation for Surrender, partial Surrender, Settlement, or change in ownership of this Policy.

Currency

Any money we pay, or that is paid to us, must be in the currency of the United States of America.

Reports

While this Policy is In Force, we will send a report to your last known address at least once every year. It will show your Policy's current Specified Amount, Cash Value, Cash Surrender Value, Premiums paid, Policy charges, and any outstanding Indebtedness. The report will also include any other information required by federal and/or state laws and regulations.

Illustration of Benefits and Values

We will provide a non-guaranteed projection of illustrative future benefits and values under this Policy at any time after the first Policy Anniversary.  Your written request and payment of a service fee set by us at the time of the request will be required. The service fee will not exceed the Maximum Service Fee stated in the Policy Data Pages.

Internal Revenue Code Life Insurance
Qualification Test

This Policy has been designed to satisfy the guideline premium/cash value corridor test or the cash value accumulation test definition of life insurance for federal income tax purposes under Section 7702 of the Internal Revenue Code, as amended.  The life insurance qualification test will determine the minimum required death benefit and Premium limitations of this Policy.  You may not change the life insurance qualification test on or after the Policy Date.

We reserve the right to refuse any Premium or decline any change that we reasonably believe would cause this Policy to fail to qualify as life insurance under the applicable tax law.  This includes changing the Specified Amount, the death benefit option, and the amount of any requested partial Surrender.  We also have the right to change your Policy, to require additional Premium payments and/or loan repayments, or to make distributions from your Policy to the extent necessary to continue to qualify this Policy as life insurance.

We do not give tax advice, and this section should not be construed to guarantee that your Policy will be treated as life insurance or that the tax treatment of life insurance will never be changed by future actions of any tax authority.

Modified Endowment Contracts

Certain policies may be or become Modified Endowment Contracts (MECs) under Section 7702A of the Internal Revenue Code, as amended.  We will notify you if a requested action or Premium payment will result in your Policy becoming a MEC.  We will only permit your Policy to become a MEC if you authorize it in writing. Otherwise, the requested action will be rejected and any Premium paid in excess of MEC limits will be refunded within sixty days after the end of the Policy Year in which it was received.

If you request and receive a full or partial Surrender after your Policy becomes a MEC or it is later exchanged into another policy, you may have adverse income tax consequences.  Nationwide and its representatives do not provide tax advice.  Please consult your tax advisor to determine any tax implications.

PARTIES AND INTERESTS IN THIS POLICY PROVISION

Nationwide

We are a stock life insurance company organized under the laws of the State of Ohio.  In exchange for payment of Premium as required in this Policy, we provide certain benefits, including paying the Death Benefit Proceeds upon the death of the Surviving Insured if both Insureds die while this Policy is In Force.

Policy Owner

You are the Policy Owner and may exercise all rights under this Policy while it is In Force.  If you die before both of the Insureds die, your estate becomes the Policy Owner unless there is a named Contingent Owner.

You name the other parties with rights and interests in this Policy.

Unless otherwise provided on the Policy application or applicable change of ownership form, if there is more than one Policy Owner, all rights, title and interest in this life insurance Policy will be held jointly with right of survivorship and, all rights, title and interest of any Policy Owner who predeceases the Insureds will vest in the surviving Policy Owner or jointly in the surviving Policy Owners, subject to the prior rights of all assignees. The signatures of all Policy Owners, or their legal representatives will be required on any written instructions to exercise Policy rights.

Contingent Owner

You may name a Contingent Owner under this Policy at any time while it is In Force.  If you name a Contingent Owner, the Contingent Owner will become the Policy Owner if you die while at least one Insured is alive.

The Insureds

The Insureds are the persons upon whose lives this Policy is issued.  You may not change the Insureds.

Beneficiary and Contingent Beneficiary

You may name one or more Beneficiaries and Contingent Beneficiaries. The right to receive payments under this Policy, including the Death Benefit Proceeds, is described in detail in the Policy Benefits and Values Provision.

Unless you direct otherwise, the following will apply:

1.	if more than one Beneficiary survives the Insureds, each will share equally in any right to receive the Death Benefit Proceeds;

2.	if no Beneficiary survives the Insureds, and there is more than one Contingent Beneficiary that survives the Insureds, each will share equally in any right to receive the Death Benefit Proceeds; and

3.	if no Beneficiary or Contingent Beneficiary is named or none survives the Insureds, then you or your estate is entitled to receive the Death Benefit Proceeds.

Changes of Named Parties and Interests

While this Policy is In Force, you may change the named Beneficiary, Contingent Beneficiary, and Contingent Owner, without restriction after the fifth Policy Anniversary, unless such party was designated irrevocable, by providing us proper notice in the proper format, as provided in the Instructions section of the General Policy Provision. A party designated as irrevocable may only be changed with that party's written consent.

You may also change the Policy Owner without restriction after the fifth Policy Anniversary, but in doing so you will relinquish all rights under this Policy to the new Policy Owner.

We reserve the right to reject a change of Policy Owner or Contingent Owner until the fifth Policy Anniversary if the Policy Owner or Contingent Owner is being changed to any corporate entity or business engaged in the life settlement business.

Any change of a party to this Policy will be effective as of the date signed; however, we are not liable for any actions taken or payments made until the change is received and recorded at our Home Office stated on the face page of this Policy.

PREMIUM PAYMENT PROVISION

Initial Premium

The initial Premium is due on the Policy Date, but may be paid in advance, and will be credited on the Initial Premium Investment Date.  Insurance coverage under this Policy is not effective until the initial Premium is paid.  The Minimum Initial Premium is stated in the Policy Data Pages.

Additional Premium

Additional Premiums may be paid at any time while this Policy is In Force, and prior to the Maturity Date, subject to the following limits:

1.	the additional Premium is at least as great as the Minimum Additional Premium stated in the Policy Data Pages;

2.	we may require evidence of insurability satisfactory to us before accepting any Premium that will increase the Net Amount at Risk;

3.	we will refund any Premium that is in excess of the Premium limit that allows this Policy to qualify as a contract of life insurance under applicable tax laws; and

4.	we may require you to pay any existing Indebtedness under this Policy prior to accepting any additional Premiums.

How Premium May Be Paid

Premium is payable to our Home Office stated on the face page of this Policy or to our authorized representative.

Planned Premium

Your Planned Premium Payment and Planned Premium Payment Frequency are selected by you and tell us how much and how frequently you intend to pay Premium.  They are stated in the Policy Data Pages.  We will send you Premium payment reminder notices according to the amount and frequency you elect.

You are not required to pay the planned Premium and this Policy may lapse even if you do; however, failure to pay Premiums as planned may increase the possibility of this Policy lapsing.

POLICY CHARGES AND DEDUCTIONS PROVISION

In this provision, we describe all charges we may assess under this Policy.  Each charge may include a margin for overall expenses and profit.  If we assess a charge described in the sections below, the guaranteed maximum charge and any applicable duration of the charge are stated in the Policy Data Pages.

Premium Load

We deduct a premium load from each Premium payment applied to this Policy.  The premium load is assessed to reimburse us for premium taxes paid and to recover expenses related to the sale of this Policy.

The Guaranteed Maximum Premium Load is stated in the Policy Data Pages.

We may waive the premium load on the initial Premium as part of a sponsored exchange program permitted under the securities laws or rules or by order of the SEC.

Monthly Deduction

The following is a list of the charges deducted from the Cash Value of your Policy on the Policy Date, or Initial Premium Investment Date, and each Policy Monthaversary thereafter while this Policy is In Force, the "monthly deduction."  If the first Premium payment is received after the Policy Date, we will deduct an amount equal to the monthly deductions due on the Policy Date and each Policy Monthaversary between the Policy Date and the Initial Premium Investment Date on the Initial Premium Investment Date.

The monthly deduction for each Policy Monthaversary will be the sum of:

1.	the mortality and expense risk charge;

2.	the monthly administrative charges;

3.	the monthly cost of insurance charge; and

4.	the monthly cost of any elected optional riders.

The charges listed as items 1 - 3 are detailed in this section.  The monthly cost for any elected optional riders is described in the rider form.

The monthly charges other than the mortality and expense risk charge will be charged proportionally to the Cash Values in each Sub-Account and the Fixed Account, unless otherwise elected.  The mortality and expense risk charge will be charged proportionally to the Cash Value in each Sub-Account only, unless otherwise elected.  If a Policy Monthaversary occurs on a date other than a Valuation Date, any charges described in the sections below normally taken on a Policy Monthaversary will be taken on the next Valuation Date.

Mortality and Expense Risk Charge

This charge compensates us for assuming risks related to guaranteeing mortality and expenses.

The mortality and expense risk charge is applied to Cash Value allocated to the Variable Account and is deducted proportionally from each Sub-Account in which you are invested.

The Guaranteed Maximum Mortality and Expense Risk Charge is stated in the Policy Data Pages.

Administrative Charges

These charges compensate us for the costs associated with issuing, maintaining, and administering this Policy.  This includes providing you with confirmations, statements, accounting and record-keeping.

We deduct two forms of monthly administrative charges:

1.	a monthly flat charge; and

2.	a monthly per $1,000 of Specified Amount charge.

The Specified Amount in effect on the Policy Date, the "initial Specified Amount," and each Specified Amount increase, if any, represent separate segments of coverage under this Policy.  The monthly per $1,000 of Specified Amount charge for each segment of coverage is calculated by multiplying the segment's Specified Amount, divided by $1,000, by the applicable rate.

The guaranteed maximum rates per $1,000 of Specified Amount are set based on the Insureds' Attained Ages, sexes, the death benefit option in effect, and the total Specified Amount at the time a segment of coverage becomes effective. The Guaranteed Maximum Administrative Charges are stated in the Policy Data Pages.

Monthly Cost of Insurance per $1,000 of Net Amount at Risk Charge

This charge compensates us for the risk associated with underwriting the insurance protection provided to you by this Policy.  Separate cost of insurance rates are used to calculate the monthly cost of insurance for each segment of coverage.

The monthly cost of insurance charge for each segment of coverage is calculated by multiplying its associated Net Amount at Risk, divided by $1,000, by the applicable cost of insurance rate.

For purposes of determining the Net Amount at Risk for each segment of coverage, the Cash Value is first attributed to the initial Specified Amount, then each increase segment, if any, from oldest to most recent.

Current cost of insurance rates are determined by us and are subject to change as described in the Changes to Policy Cost Factors section.  The rates for each segment of coverage are based on a combination of the Insureds' Attained Ages, sexes, rate classes, rate types, rate class multiples, any monthly flat extra ratings, the Specified Amount and death benefit option at the time this Policy is issued or a Specified Amount increase takes effect, and the length of time since the Policy Date or effective date of a Specified Amount increase.  However, cost of insurance rates will never exceed the maximum rates applicable to each segment of coverage as stated in a Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk in the Policy Data Pages.  Policy Data Pages will be issued with an additional table of rates for each Specified Amount increase.

Surrender Charge

The surrender charge compensates us in the event this Policy is Surrendered in earlier Policy Years, which prevents us from having sufficient time to recoup sales and underwriting expenses associated with issuing this Policy.

Surrender charges are calculated separately for each segment of coverage.  The surrender charge for each segment of coverage is based on the Insureds' Attained Ages, sexes, rate classes, rate types, rate class multiples, any monthly flat extra ratings, the Specified Amount and death benefit option at the time this Policy is issued or a Specified Amount increase takes effect, and the length of time since the Policy Date or effective date of a Specified Amount increase.

The applicable surrender charge will be deducted from the Cash Value of this Policy at the time any of the following occur:

1.	a complete Surrender of the Policy;

2.	lapse of the Policy; or

3.
a segment of coverage is subsequently removed in its entirety by a requested Specified Amount decrease or requested death benefit option changes that result in a Specified Amount decrease and reduce the Net Amount at Risk.

No surrender charge is deducted at the time of a decrease resulting from a partial Surrender, change of death benefit option that does not reduce the Net Amount at Risk, or a requested Specified Amount decrease that does not remove a segment of coverage in its entirety.  Surrender charges attributable to Specified Amount decreases resulting from partial Surrenders, death benefit option changes that preserve the Net Amount at Risk, and requested Specified Amount decreases that do not remove a segment of coverage in its entirety are deferred and continue to reduce over time.  If this Policy is subsequently terminated by a complete Surrender or lapse, the full surrender charge in effect at that time, including any deferred amounts, will be deducted.

For purposes of determining the applicable surrender charge, Specified Amount decreases are treated as coming from the most recent Specified Amount increase first, then from the next most recent Specified Amount increase, and so forth.  The initial Specified Amount in effect on the Policy Date is reduced last.

The amount and duration of the surrender charges applicable to the initial Specified Amount are stated in the Table of Surrender Charges in the Policy Data Pages.  Policy Data Pages will be issued with an additional surrender charge table for each Specified Amount increase.

Policy Loan Interest Charge

The difference, if any, between the interest we charge on Indebtedness and the amount we credit in interest to the Policy Loan Account is a charge that compensates us for expenses associated with offering and administering the loan.

Changes in Policy Cost Factors

Changes in the charges, deductions, expenses or credited interest rates we make under this Policy will be based on changes in future expectations for all issues of this Policy for factors including, but not limited to our:

1.      investment earnings;

2.      mortality experience;

3.      persistency experience;

4.	expenses, including reinsurance expenses; and

5.      taxes.

Changes to cost of insurance rates and other charges will be on a uniform basis for Insureds with the same combination of Issue Ages, sexes, rate classes, rate types, rate class multiples, any monthly flat extra ratings, Specified Amount and death benefit option whose policies have been In Force for the same length of time.

Any changes we make will be determined in accordance with the state law and any procedures required to be kept on file with the applicable insurance regulator of the State of Issue.

Service Fees

In this Policy we describe instances where we may assess a service fee for certain actions taken at your request.  The Maximum Service Fee is stated in the Policy Data Pages.

When we assess a service fee, it will be for each action we take or transaction we process. For example, if we assess a service fee to process a partial Surrender, we will assess the fee on each partial Surrender.

Service fees are taken proportionally at the time the fee is assessed from each Sub-Account in which you are invested, and the Fixed Account, unless otherwise elected.

GRACE PERIOD, GUARANTEED POLICY CONTINUATION, AND REINSTATEMENT PROVISION

Policy Coverage and Lapse

This Policy remains In Force as long as the Cash Surrender Value on each Policy Monthaversary is sufficient to cover the monthly deductions and other charges we assess.  Otherwise, this Policy will lapse, subject to the Grace Period section and the Guaranteed Policy Continuation section.

Grace Period

If there is not sufficient Cash Surrender Value on a Policy Monthaversary to pay the monthly deductions and any other charges due, or if Indebtedness equals or exceeds the Policy's Cash Value minus any surrender charge, then this Policy will enter a grace period, unless the requirements of the Guaranteed Policy Continuation section are met.

When this Policy enters a grace period, we will send a notice to your last known address and any assignee of record informing you of the Policy's lapse pending status and the amount of Premium you must pay to keep this Policy In Force. A grace period will last sixty-one days from the date we mail you the notice. During the grace period, this Policy will continue In Force. When the grace period ends, this Policy and any coverage associated with it, including any elected optional riders, will lapse.

Prior to the end of the grace period, you may prevent this Policy from lapsing by paying sufficient Premium to cover three times the amount of the most recent monthly deductions and any other charges or, during the death benefit guarantee period, Premium sufficient to meet the requirements of the Guaranteed Policy Continuation section, whichever is less.

If the Surviving Insured dies during a grace period, we will pay the Death Benefit Proceeds, subject to the Incontestability, Suicide, and Misstatement of Age or Sex sections of the General Policy Provision.

Guaranteed Policy Continuation

This Policy provides for guaranteed policy continuation during the Death Benefit Guarantee Period stated in the Policy Data Pages.  During the death benefit guarantee period this Policy will not enter a grace period even if the Cash Surrender Value is insufficient to pay the monthly deductions and any other charges, or Indebtedness equals or exceeds the Policy's Cash Value minus any surrender charges, if:

1.the sum of all Premiums paid to date, including the initial Premium, minus any Indebtedness and minus any partial Surrenders; is greater than or equal to

2.the sum of the monthly initial death benefit guarantee premium in effect for each respective month completed from the Policy Date, including any period of lapse, through the current Policy Monthaversary.

If (1) is not greater than or equal to (2) or the death benefit guarantee period has ended, this section is not in effect, and the Grace Period section will apply.

The Monthly Initial Death Benefit Guarantee Premium in effect on the Policy Date is stated in the Policy Data Pages.  The monthly initial death benefit guarantee premium may be affected by changes to the Policy, including loans, partial Surrenders, Specified Amount increases or decreases, changing your death benefit option, and/or adding or terminating a rider.

If this Policy is being kept In Force by the guaranteed policy continuation feature, the Cash Surrender Value may become negative as monthly deductions continue to be deducted until the Cash Value becomes zero.  Once the Cash Value becomes zero under this section, no additional monthly deductions will be assessed until additional Premium is paid.  If the Cash Surrender Value is insufficient to pay monthly deductions and any other charges at the time the death benefit guarantee period ends or the requirements of this section are no longer met, this Policy will enter a grace period and additional Premium will be required to prevent this from lapsing.

If this Policy enters a grace period during the death benefit guarantee period, the lapse pending notice we send will include the Premium amount required to maintain your Policy under this section as well as the amount required by the Grace Period section.  You can keep this Policy In Force by paying the lesser of the two amounts.

Reinstatement

If this Policy lapses at the end of a grace period, it may be reinstated subject to all of the following:

1.	the reinstatement request is in writing and received by us within three years after the end of the most recent grace period and prior to the Maturity Date;

2.	the Policy has not been surrendered for its Cash Surrender Value;

3.	we may require you to provide new evidence of insurability for both Insureds satisfactory to us;

4.	you must pay us Net Premium, due the Policy Monthaversary on which your Policy is to be reinstated, equal to either:

a.	the total of:

i.	the monthly deductions and any other charges that were due during the grace period prior to lapse; plus

ii.	any amount needed to increase the Cash Surrender Value to zero; plus

iii.	three times the current monthly deductions we would assess if this Policy was currently In Force; or

b.	if reinstatement will occur during the death benefit guarantee period, the amount needed to meet the requirements of the Guaranteed Policy Continuation section; and

5.	any Indebtedness in effect at the time this Policy lapsed must either be repaid or reinstated.

You may, but are not required to, pay more than the minimum Premium amount required for reinstatement.  The effective date of a reinstated Policy will be the Policy Monthaversary on or next following the date we approve the application for reinstatement and receive the required Premium.

When your Policy is reinstated, a new two-year contestable period will apply with respect to statements you make in the application for reinstatement.

When this Policy is reinstated, the Cash Value, before any Premium payments or loan repayments, will be equal to the lesser of:

1.	the Cash Value at the end of the most recent grace period; or

2.	the amount of the surrender charge for the Policy Year in which we reinstate this Policy.

Unless you have requested otherwise, all amounts will be allocated based on the fund allocation factors in effect at the start of the grace period.

Current charges and charges past due from the most recent grace period will be deducted upon application of the Premium paid to reinstate this Policy.

VARIABLE ACCOUNT PROVISION

About the Variable Account

We may make one or more Variable Accounts available under this Policy.

We established the Variable Account as a segregated investment account under the laws of the State of Ohio.  The assets of the Variable Account are our property, but are not charged with the liabilities from any of our other businesses.  We maintain assets that are at least equal to the reserves and other liabilities of the Variable Account and we may transfer assets exceeding the reserves and other liabilities of the Variable Account to our General Account.  Variable Account assets shall be used to fund only variable policy benefits.  Although assets in the Variable Account are our property, we are obligated under this Policy to make payments to you.

Income, gains and losses of the Variable Account reflect its own investment experience and not ours.

The Sub-Accounts

The Variable Account may be divided into one or more Sub-Accounts.  The available Sub-Accounts as of the Policy Date are listed in the Policy Data Pages.  The Sub-Accounts invest in various underlying investment options.  The underlying investment options typically include registered mutual funds but may include other types of investment options permitted by the Variable Account and applicable law.

Underlying investment options available in the Variable Account are not publicly traded investment options or mutual funds, but we may offer publicly traded funds in certain contexts as long as it does not have an adverse impact on the tax treatment of this Policy.

You may allocate Net Premium to any of the available Sub-Accounts, but you will be subject to any terms or conditions established by the corresponding underlying investment option in which the Sub-Account invests.

Determining the Variable Account Value

The Variable Account value, and your corresponding interest in it under this Policy, is determined on each Valuation Date.

The value of amounts allocated to each Sub-Account is determined by multiplying the number of Accumulation Units in the Sub-Account by the Accumulation Unit value.  Charges assessed by the underlying investment options are deducted each Valuation Date from their net asset value before calculating the Accumulation Unit value.

When a Sub-Account is established, the Accumulation Unit value is initially set at $10 per unit.  The Accumulation Unit value of the Sub-Account fluctuates based on the investment performance of the corresponding underlying investment option.  Investment experience is not tied to the number of Accumulation Units, but the value of the Accumulation Units.

Accumulation Units of a Sub-Account are added on a given Valuation Date by Net Premium or transfer allocations.  Accumulation Units of a Sub-Account on a given Valuation Date are reduced by any Surrenders, loans, transfers to other Sub-Accounts or the Fixed Account, or monthly charges or deductions described in the Policy Charges and Deductions Provision.

The Net Investment Factor and Performance

The investment performance of a Sub-Account is determined by the net investment factor.  The net investment factor is calculated as follows:

1.
the net asset value of the underlying investment option corresponding to the Sub-Account, plus any dividend or income distributions made by such underlying investment option plus or minus any per share charge for taxes reserved as determined by us based on the operation of the Sub-Account, for the current Valuation Date; divided by

2.	the net asset value of the underlying investment option determined as of the preceding Valuation Date.

When the net investment factor is multiplied by the preceding Valuation Date's Accumulation Unit value, the result is the current Valuation Date's Accumulation Unit value.  If the net investment factor is greater than one, the Accumulation Unit value increases.  If the net investment factor is less than one, the Accumulation Unit value decreases.

Cash Value and the Variable Account

The Cash Value of this Policy is equal to the value attributable to this Policy in the Sub-Accounts of the Variable Account plus the value of the Fixed Account and the Policy Loan Account.

The Cash Value of this Policy attributable to a Sub-Account on the Initial Premium Investment Date is equal to the portion of the initial Net Premium allocated to the Sub-Account minus monthly charges and deductions we assess in proportion to the total Net Premium invested.  The number of Accumulation Units purchased in the Sub-Account on the Initial Premium Investment Date is determined by dividing the dollar value of the Net Premium allocated to the Sub-Account by the current Valuation Date's Accumulation Unit value.

The Cash Value in a Sub-Account on each subsequent Valuation Date is equal to the Accumulation Unit value on the Current Valuation Date multiplied by the result of:

1.	the number of Accumulation Units on the preceding Valuation Date; plus

2.	any Accumulation Units purchased by Net Premium or transfers allocated to the Sub-Account on the current Valuation Date; minus

3.	any Accumulation Units cancelled by Surrenders or transfers out of the Sub-Account on the current Valuation Date; minus

4.	any Accumulation Units cancelled by monthly deductions and other charges that are due on the current Valuation Date and assessed against the Sub-Account.

The number of Accumulation Units purchased or cancelled on the current Valuation Date is determined by:

1.	taking the dollar value of the purchase or cancellation; and

2.	dividing it by the Accumulation Unit value of the Sub-Account on the current Valuation Date.

Transfers and Allocations

You elect how to allocate Net Premium among the Sub-Accounts and the Fixed Account. You may change how future Net Premium will be allocated at any time while this Policy is In Force by notifying us in writing at our home office. Allocations must be stated in non-fractional percentages, for example, 10% but not 10.4%. Allocations among the Sub-Accounts, together with your Fixed Account allocation, must add up to 100%.

Generally, we permit transfers of Cash Value among the Sub-Accounts to be executed once per Valuation Date, but there are certain transfer restrictions or fees that may be imposed by the underlying investment options to which you will be subject.

We may refuse, limit or restrict transfer requests, or take any other reasonable action we deem necessary with regard to certain Sub-Accounts to protect all of our Policy Owners from the negative impact of short-term trading strategies or other harmful investment practices that damage the performance of the underlying investment options.  We may restrict your transaction requests if you, or a third-party acting on your behalf, are engaged in such a practice or strategy.

Our failure to take action in any one or more instances with respect to these restrictions is not a waiver of our right to enforce them at a future date.

Substitution of Securities

If an underlying investment option is no longer available for investment by the Variable Account or if, in the judgment of our management, further investment in such underlying investment option would be inappropriate in view of the purposes of this Policy, we may substitute another underlying investment option for an underlying investment option already purchased or to be purchased in the future under this Policy.

In the event of a substitution or change, we may make changes to this Policy and other policies of this class as may be necessary to reflect the substitution or change.  Nothing contained in this Policy will prevent the Variable Account from purchasing other securities for other series or classes of policies or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such policies.

Changes of Investment Policy

We may materially change the investment policy of a Variable Account. If changes are made to the investment policy of a Variable Account, we will first seek any required approval from the SEC, the Ohio Department of Insurance, and the Department of Insurance of the State of Issue and provide you with any required notice of the change.

FIXED ACCOUNT PROVISION

The Fixed Account

The Fixed Account is funded by our General Account.  In addition to allocating your Net Premiums to one or more of the Sub-Accounts described in the Variable Account Provision, you may direct all or part of your Net Premiums into the Fixed Account.

The Fixed Account value is zero unless some or all of the Cash Value is allocated to the Fixed Account.  Upon the initial allocation of Cash Value to the Fixed Account, the Fixed Account value is equal to the amount of Cash Value initially allocated. The Cash Value in the Fixed Account on each subsequent Valuation Date is equal to:

1.	the Cash Value in the Fixed Account on the preceding Valuation Date; plus

2.	any interest credited to the Fixed Account during the current Valuation Period; plus

3.	any Net Premiums or other amounts allocated to the Fixed Account during the current Valuation Period; minus

4.	any amounts transferred from the Fixed Account during the current Valuation Period; minus

5.	the portion of any monthly deductions which are due and charged to the Fixed Account during the current Valuation Period; minus

6.	any partial Surrender amounts allocated to the Fixed Account during the current Valuation Period.

Any Cash Value allocated to the Fixed Account will be credited interest daily, based on the Fixed Account interest crediting rate. The Guaranteed Minimum Interest Crediting Rate is stated in the Policy Data Pages.  Interest in excess of the minimum guaranteed rate may be credited. The current interest rate in effect at the time of transfer to the Fixed Account will be guaranteed through the end of the calendar quarter in which such transfer was made.  Thereafter, any excess interest rates will be guaranteed for the following three months. Where required, we have filed our method for determining current interest rates with the Insurance Department of the State of Issue.

Right to Transfer

You may transfer amounts to and from the Fixed Account and the Sub-Accounts subject to the restrictions below without penalty. Our failure to exercise our rights under this section shall not be construed as a waiver of our rights.

Fixed Account Restrictions

We reserve the right to limit the number of transfers and the amount of Cash Value transferred to or from the Fixed Account each Policy Year as follows:

1.	we may refuse transfers to the Fixed Account prior to the first Policy Anniversary or within twelve months of any prior transfer to the Fixed Account;

2.
we may limit transfers out of the Fixed Account in any Policy Year, to 25% of the Cash Value allocated to the Fixed Account as of the end of the previous Policy Year.  Transfers out of the fixed investment option will be on a last-in, first-out basis;

3.	we may restrict transfers into the Fixed Account to 25% of the Cash Value as of close of business of the prior Valuation Date; and

4.	we may refuse transfers into the Fixed Account if the Fixed Account value is greater than or equal to 30% of the Cash Value.

POLICY BENEFITS AND VALUES PROVISION

Nonforfeiture

The Cash Surrender Value, Policy Loan Account, or any other values of this Policy are equal to or greater than those set by the laws of the State of Issue.

The insurance coverage provided by this Policy and any optional riders you elect, unless otherwise specified, are subject to the claims paying ability of our General Account.

Right of Conversion

Within twenty-four months of the Policy Date, you may elect by written request to transfer 100% of your Cash Value allocated to the variable Sub-Accounts into the fixed investment options without regard to any restrictions otherwise applicable to such transfers.

This election is irrevocable.

Complete Surrender

This Policy may be Surrendered for its Cash Surrender Value at any time while it is In Force.

You must submit your request for Surrender in writing, on a form we provide, to our Home Office listed on the face page of this Policy. The date of Surrender will be the date we receive your written request. We may require your Policy to be sent to us for endorsement before we pay the full Cash Surrender Value. We will determine the Cash Surrender Value as of the Valuation Date on or next following the date of Surrender. All coverage under this Policy and any elected rider ends on Surrender.

The Cash Surrender Value will be paid in cash or according to a Settlement option you elect.  We reserve the right to defer the payment of the Cash  Surrender Value as described in the Postponement of Payments section.

Partial Surrenders

A partial Surrender may be taken after the first Policy Year while this Policy is In Force. You must submit your request for partial Surrender in writing on a form we provide. We may also require that this Policy be sent to us for endorsement.

We reserve the right to limit the number of partial Surrenders in a Policy Year to one.  We reserve the right to deduct a service fee from the partial Surrender amount.  The Maximum Partial Surrender Fee is stated in the Policy Data Pages.  The fee imposed on a partial Surrender will not reduce the full surrender charge applicable to this Policy.

When a partial Surrender is taken, we will reduce the Cash Value by the partial Surrender amount.  We will also reduce the Specified Amount by the amount necessary to prevent an increase in the Net Amount at Risk.  However, the Specified Amount reduction will not be greater than the partial Surrender amount.  Any such decrease will reduce insurance in the following order:

1.	insurance provided by the most recent Specified Amount increase;

2.	insurance provided by the next most recent Specified Amount increases successively; then

3.	insurance provided by the initial Specified Amount in effect on the Policy Date.

We will allocate partial Surrenders among the Sub-Accounts in proportion to the Cash Value in each Sub-Account as of the partial Surrender date, unless otherwise elected.  Partial Surrenders are subject to the following conditions:

1.	partial Surrenders may not be taken prior to the first Policy Anniversary;

2.	the minimum partial Surrender permitted is $200;

3.
during Policy Years two through ten, the sum of all partial Surrenders in a Policy Year cannot exceed 10% of the Cash Surrender Value as of the beginning of that Policy Year.  For purposes of this limit, the Cash Surrender Value will be determined prior to the application of any payments and deduction of any charges, and after the aging of any applicable surrender charges;

4.	after the tenth Policy Anniversary, the maximum amount of a partial Surrender is the Cash Surrender Value less the greater of $500 or three monthly deductions;

5.	a partial Surrender may not reduce the Specified Amount below the Minimum Specified Amount, stated in the Policy Data Pages;

6.
a partial Surrender will not be permitted if in our reasonable belief, it would cause this Policy to be disqualified as a contract for life insurance under Section 7702 of the Internal Revenue Code at any time; and

7.	we reserve the right to defer payment of a partial Surrender as described in the Postponement of Payments section.

Partial Surrenders will be made from the Fixed Account only when insufficient amounts are available in the Variable Account.  Then, partial Surrenders will be made from the Fixed Account subject to the Fixed Account Restrictions section.

Policy Loans

You may request a loan at any time while your Policy is In Force.  You must submit a written request.  The loan will be made upon the sole security of the Policy and proper assignment of your Policy to us as collateral.  We have the right to defer making a Policy loan as described in the Postponement of Payment section.  The loan date is the date we process your loan request.

Maximum and Minimum Loans and Indebtedness

The minimum loan amount is $200.  We will not permit any loan that results in total Indebtedness, as of the date a loan is requested, that is greater than:

1.	90% of the Cash Value attributable to the Variable Account; plus

2.	100% of the Cash Value in the Fixed Account; plus

3.	100% of the Cash Value in the Policy Loan Account; minus

4.	100% of the Adjusted Sales Load Life Insurance Rider forfeiture charge (if applicable); minus

5.      100% of the surrender charge.

Processing a Loan

If the requested Policy loan meets the requirements described in this section, the loan amount requested will be transferred into the Policy Loan Account.  The loan amount is transferred from the Variable Account in proportion to the Cash Value in each Sub-Account on the date of the loan.  Loan amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Variable Account.

Loan Interest

The Maximum Loan Interest Charged and Minimum Loan Interest Credited rates are stated in the Policy Data Pages.

Loan Interest Charged

Loan interest charged is calculated as part of Indebtedness each day and is not payable to us until:

1.	a Policy Anniversary;

2.	at the time a subsequent loan is requested and made;

3.      at the time of a loan repayment;

4.      at the time of a Policy lapse;

5.      at the time of complete Surrender; or

6.      upon the Surviving Insured’s death.

When loan interest charged becomes payable, we transfer an amount equal to the accumulated unpaid charged interest proportionally from each of the Sub-Accounts in which you are invested.  Loan interest charged will be transferred from the Fixed Account only when insufficient amounts are available in the Variable Account.  The amount transferred is added to existing Indebtedness and is charged interest at the same rate.

Loan Interest Credited

Loan interest credited is calculated as part of the Policy Loan Account each day and becomes payable in the same intervals as the loan interest charged.

The amount of accumulated credited interest is added to the Cash Value and results in a purchase of Accumulation Units in the Sub-Accounts or the Fixed
Account based on your current recorded allocation for any future Premium.

Loan Repayment

All or part of a Policy loan may be repaid to us at any time while this Policy is In Force and prior to the Surviving Insured’s death. Any payment intended as a Policy loan repayment, rather than a Premium payment, must be identified as such.

Unless you request otherwise, we will allocate Policy loan repayments among the Sub-Accounts and/or the Fixed Account, based on your current recorded allocation for any future Premium.  However, we reserve the right to require that any loan repayments resulting from loans transferred from the Fixed Account must be allocated to the Fixed Account.

If any Indebtedness is not repaid by the earlier of the date of the Surviving Insured’s death or the Maturity Date, we will reduce the amount of any Death Benefit Proceeds or Maturity Proceeds by the amount of the Indebtedness.

Any Indebtedness existing at the end of a grace period may not be repaid unless and until this Policy is reinstated.

Cash Value in the Policy Loan Account

There is no Cash Value in the Policy Loan Account unless you take a loan.  When a loan is taken, the Cash Value in the Policy Loan Account on the date of the loan is equal to the amount of the loan.  On each subsequent Valuation Date, the Cash Value in the Policy Loan Account is equal to:

1.	the Cash Value in the Policy Loan Account on the preceding Valuation date; plus

2.	any interest credited during the current Valuation Period; plus

3.	any amount transferred to the Policy Loan Account due to additional policy loans and any due and unpaid loan interest during the current Valuation Period; minus

4.	loan repayments made during the current Valuation Period; minus

5.	the amount of credited interest transferred from the Policy Loan Account to the Variable Account and/or Fixed Account during the current Valuation Period.

Policy Indebtedness and Lapse

If the total Indebtedness ever equals or exceeds the Cash Value less the Surrender charge, your Policy will terminate without value, subject to the Grace Period, Guaranteed Policy Continuation section, and Reinstatement Provision.

Effect of Loan

Since the amount you borrow is removed from a Sub-Account or the Fixed Account, a loan will have a permanent effect on any death benefit and Cash Surrender Value of this Policy.  The effect may be favorable or unfavorable.  This is true whether you repay the loan or not.  If not repaid, Indebtedness will reduce the amount of any Death Benefit Proceeds or Maturity Proceeds.

Please see the Policy Loan Interest section of the Policy Charges and Deductions Provision for a description of how interest charges and credits result in a charge to you for the services we render in administering a loan under this Policy.

Policy Owner Services

Dollar Cost Averaging

You may elect Dollar Cost Averaging programs on a form we provide.  Over time, amounts will automatically be transferred from the originating Sub-Accounts specified on the election form to your then current regular Sub-Account allocations on a monthly basis.  You may change your allocation of Premium payments during the dollar cost averaging term.  Dollar cost averaging is a long-term investment program that provides for regular, level investments over time.  We make no guarantees that dollar cost averaging will result in a profit or protect against loss.  Transfers will be processed until either the value in the originating Sub-Accounts is exhausted or you instruct us in writing to cancel the transfers.

We reserve the right to modify, suspend, or discontinue offering dollar cost averaging programs at any time upon providing you with written notice.  You will be permitted to complete any program already in effect.

Automatic Asset Rebalancing

You may elect the Asset Rebalancing feature on a form we provide.  If this feature is elected, assets will automatically be rebalanced into a pre-selected allocation of Sub-Accounts at a pre-selected frequency.  Assets in the Fixed Account are not eligible for asset rebalancing and assets may not be rebalanced into the Fixed Account.  Asset rebalancing will have no effect on the allocation of future Premium payments.

We reserve the right to modify, suspend, or discontinue offering automatic asset rebalancing programs at any time upon providing you with written notice.  You will be permitted to complete any program already in effect.

Automated Income Monitor

Automated Income Monitor is an optional systematic partial Surrender and/or policy loan program.  This program is only available to Policies that are not Modified Endowment Contracts ("MECs").

Taking partial Surrenders and/or policy loans may result in adverse tax consequences, will reduce Policy values, and may increase the likelihood your Policy will lapse.  Before requesting an Automated Income Monitor program, please consult with your financial and tax advisors.

Automated Income Monitor Program

You may elect the Automated Income Monitor program, if your Policy is not a MEC, on a form we provide.  At the time of application for the program, we will provide you with an illustration of the proposed income stream and impacts to the Cash Value, Cash Surrender Value and death benefit based on your elections.  You must submit this illustration along with your election form.

We will automatically process partial Surrenders and/or policy loans based on your elections until the program is terminated.

After the program has been elected, we will provide an updated illustration on each Policy Anniversary to assist you in determining whether to continue, modify, or discontinue the elected program based on your goals.  You may request modification or termination of the Automated Income Monitor program at any time by written request.

The Automated Income Monitor program is subject to all of the following conditions:

1.	you authorize us to make scheduled payments via policy loan when:

a.	your Policy's cost basis, as defined by the Internal Revenue Code, is reduced to zero;

b.	a partial Surrender within the first fifteen Policy years would be a taxable event; or

c.	to prevent this Policy from becoming a MEC;

2.	partial Surrenders and policy loans taken under the program are subject to the same terms and conditions as other partial Surrenders and policy loans described in this Policy; and

3.	while the program is in effect, no Premium payment reminder notices will be sent.

The Automated Income Monitor program will terminate upon the earliest of the following:

1.	our receipt of your written request to terminate participation;

2.	at the time this Policy enters a grace period or terminates for any reason;

3.	at the time of a requested partial Surrender or policy loan outside the program;

4.	upon a change of Policy Owner;

5.	a Rider that restricts partial Surrenders and/or policy loans is invoked or begins providing benefits;

6.	on any Policy Anniversary when the illustration we provide produces a payment amount or duration of zero based on your then current payment elections;

7.	for income based on a fixed duration, at the end of the period you specify at the time of election;

8.	at any time the scheduled partial Surrender or Policy loan would cause this Policy to fail to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended; or

9.	your Policy's Maturity Date.

We reserve the right to modify, suspend, or discontinue offering Automated Income Monitor programs at any time upon providing you with written notice.

The Death Benefit

This Policy provides a death benefit upon the Surviving Insured’s death if both Insureds die while this Policy is In Force.

You may elect one of the three death benefit options detailed below.  If you do not elect a death benefit option in the application, your Policy will be issued with Death Benefit Option 1.  You may change the death benefit option as provided in the Changes to the Death Benefit Option section. The death benefit is determined based on the death benefit option in effect on the date of the Surviving Insured’s death. The Death Benefit Option currently in effect is stated in the Policy Data Pages.

The death benefit will be the greater of the amount produced by the death benefit option in effect on the date of the Surviving Insured’s death or the Minimum Required Death Benefit.  We show the calculation for the Minimum Required Death Benefit for this Policy in the Internal Revenue Code Life Insurance Qualification Test Table section of the Policy Data Pages.

1.	Death Benefit Option 1– Under this option, the death benefit is equal to the Specified Amount on the date of the Surviving Insured’s death.

2.	Death Benefit Option 2– Under this option, the death benefit is equal to the Specified Amount plus the Cash Value on the date of the Surviving Insured’s death.

3.	Death Benefit Option 3– Under this option, the death benefit is equal to the Specified Amount plus the accumulated premium account on the date of the Surviving Insured’s death.

The accumulated premium account calculated under Death Benefit Option 3 will never be less than zero or more than the Death Benefit Option 3 Maximum Increase stated in the Policy Data Pages. Subject to the preceding limitations, the accumulated premium account is equal to:

1.	all Premium payments applied to this Policy prior to the date of the Surviving Insured’s death; minus

2.	the sum of all partial Surrenders prior to the date of the Surviving Insured’s death; plus

3.	interest accumulated at the Death Benefit Option 3 Interest Rate stated in the Policy Data Pages.

Change of Death Benefit Option

You may not change your death benefit option election to Death Benefit Option 3.

Please note, if you change from Death Benefit Option 3 to either Death Benefit Option 1 or 2, you will not be permitted to change your election back to Death Benefit Option 3.

Otherwise, you may elect to change the death benefit option subject to the following:

1.	you may only change the death benefit option once each Policy Year;

2.
if you elect to change the death benefit option, we will adjust the Specified Amount so that the Net Amount at Risk does not change due to the death benefit option change unless you request otherwise and we approve, subject to evidence of insurability and our underwriting approval;

3.	a change to the death benefit option is effective the Policy Monthaversary on or next following the date we approve the request for change, unless you request and we approve a different date;

4.
the death benefit option change may not reduce the Specified Amount to a level that, based on our reasonable belief under applicable tax law and Premiums already paid, would result in failure of your Policy to qualify as a contract of life insurance under applicable law;

5.	the death benefit option change may not reduce the Specified Amount below the Minimum Specified Amount stated in the Policy Data Pages; and

6.	the Cash Surrender Value after the death benefit option change is effective must be sufficient to keep your Policy In Force for at least three months.

Specified Amount Increases and Decreases

At any time after the first Policy Anniversary, you may request to increase or decrease the Specified Amount of this Policy.  Your request must be in writing to our Home Office, listed on the face page of this Policy, on a form we provide.

Specified Amount Increases

Each requested Specified Amount increase will have an associated surrender charge, cost of insurance rate, and monthly expense charge.  We will inform you of the guaranteed maximum rates and charges at the time of the increase.  Refer to the Policy Charges and Deductions Provision for additional information.

Requests to increase your Specified Amount are subject to the following conditions:

1.	both Insureds must be living and the request must be accompanied by evidence of insurability for both Insureds that is satisfactory to us;

2.	the Specified Amount increase must be at least $50,000;

3.	the Cash Surrender Value after the Specified Amount increase must be sufficient to keep this Policy In Force for at least three months;

4.
age limits that apply to this Policy on a new issue basis apply to Specified Amount increases.  For example, increases to the Specified Amount would not be permitted if either Insureds' age is greater than the maximum issue age under this Policy;

5.	once we approve an increase, it takes effect on the Policy Monthaversary on or next following the date we approve the increase, unless you request and we approve a different date;

6.	we may limit the right to increase the Specified Amount to one time per Policy Year; and

7.	we reserve the right to discontinue Specified Amount increases at any time.

Specified Amount Decreases

Requests to decrease your Specified Amount are subject to the following conditions:

1.	insurance is decreased in the following order:

a.	insurance provided by the most recent Specified Amount increase;

b.	the next most recent Specified Amount increases successively; then

c.	the initial Specified Amount in effect on the Policy Date;

2.	we may limit the right to decrease the Specified Amount to one time per Policy Year;

3.
once we approve a decrease, it takes effect on the Policy Monthaversary on or next following the date we process your request to decrease the Specified Amount, unless you request and we approve a different date;

4.
we will refuse any decrease that reduces the Specified Amount below the Minimum Specified Amount stated in the Policy Data Pages or an amount, based on our reasonable belief under applicable tax law, that would result in failure of your Policy to qualify as a contract of life insurance under applicable law;

5.	decreases in the Specified Amount may result in a corresponding decrease to the Specified Amount of any elected optional riders; and

6.	we reserve the right to discontinue Specified Amount decreases at any time.

Death Benefit Proceeds

We will not pay the Death Benefit Proceeds until we receive and record Proof of Death for both Insureds and any other information we may reasonably require.

The Death Benefit Proceeds that become payable upon the Surviving Insured’s death if both Insureds die while this Policy is In Force are equal to:

1.	the death benefit provided by the death benefit option in effect on the date of the Surviving Insured’s death; plus

2.	any In Force insurance coverage on the Insureds' lives you elected by rider that is a part of this Policy; minus

3.      Indebtedness; minus

4.	any due and unpaid monthly deductions and any other charges accrued if this Policy is in a grace period on the date of the Surviving Insured’s death.
.
We will pay the Death Benefit Proceeds as described in the Beneficiary and Contingent Beneficiary section of this Policy.  The manner in which the Death Benefit Proceeds will be paid is described in the Policy Settlement section.

The Death Benefit Proceeds are subject to adjustment as described in the Incontestability, Suicide, and Misstatement of Age or Sex sections of the General Policy Provision.

Policy Maturity Proceeds

If at least one Insured is alive and this Policy is In Force on the Maturity Date, you may elect to have the Maturity Proceeds, if any, paid to you according to the Policy Settlement section.  If we do not receive an election from you, the Maturity Date will automatically be extended, subject to continued compliance with Section 7702 of the Internal Revenue Code, as amended.

Policy Maturity Date Extension

If at least one Insured is alive and this Policy is In Force on the Maturity Date, the Maturity Date will automatically be extended until the date of the Surviving Insured’s death unless you specify otherwise, subject to continued compliance with Section 7702 of the Internal Revenue Code, as amended.

When the Maturity Date is extended, the following will apply:

1.	no Premium payments will be allowed; however, loans, loan repayments, and partial Surrenders are permitted;

2.	increases and decreases to the Specified Amount will not be permitted;

3.	death benefit option changes will not be permitted;

4.	100% of the Cash Value in the Sub-Accounts will be transferred to the Fixed Account on the Maturity Date and transfers out of the Fixed Account will not be permitted;

5.	no further monthly deductions will be taken and the cost of insurance charges will be zero;

6.	the Specified Amount will be equal to the Specified Amount at the younger Insured's Attained Age 120.

Extension of the Policy's Maturity Date will not continue any elected rider beyond its date of termination as provided in the rider.

Policy Settlement

Policy Settlement may be made in a lump sum or by other available options stated below upon our receipt of complete instructions and any other information we may reasonably require.  More than one Settlement option may be elected. However, Settlement options other than the lump sum option may only be elected if the total amount to be applied under an option is at least $2,000.00 and each payment is at least $20.00.

While this Policy is In Force, you may elect, revoke, or change Settlement options at any time, subject to the limits stated above.  If no Settlement option has been elected before the Surviving Insured’s death, the party entitled to payment may elect a Settlement option or options at the time the Death Benefit Proceeds become payable.  If no other Settlement option has been elected, payment will be made in a lump sum.

Settlement options must be elected, revoked, or changed by proper written request.  After an election, revocation, or change is recorded at our Home Office stated on the face page of this Policy, it will become effective as of the date it was requested; however, we will not be liable to any person for any action or payment we make prior to recording the change.  We may require proof of age of any person to be paid under a Settlement option.  Any change of Beneficiary prior to the effective date of the settlement contract will automatically revoke any Settlement option that is in effect.

At the time of Policy Settlement under any Settlement option other than the lump sum option, we will issue a settlement contract in exchange for this Policy.  The effective date of the settlement contract will be the date of the Surviving Insured’s death, the Maturity Date, or the date this Policy is Surrendered.  Payments will be made at the beginning of the selected twelve, six, three, or one month interval starting with the effective date of the settlement contract.

Settlement Options

Settlement option payments are not assignable.  To the extent allowed by law, Settlement option payments are not subject to the claims of creditors or to legal process. In addition to a lump sum payment, the following Settlement options are available:

1.
Life Income with Payments Guaranteed:  Amounts applied to this option will be paid for a term equal to, the greater of the named payee's remaining lifetime, or the selected guarantee period of ten, fifteen, or twenty years.  The amount payable monthly for each $1,000 applied to this option is stated in the Option 1 Table in the Policy Data Pages.  Since payments are based on your lifetime, which is not a predetermined time period, once payments begin you cannot withdraw any amount.

2.
Joint and Survivor Lifetime Income:  Amounts applied to this option will be paid and continued during the lifetimes of the named payees, as long as either payee is living. The amount payable monthly for each $1,000 applied to this option for selected age and sex combinations is stated in the Option 2 Table in the Policy Data Pages.  Amounts payable for age and sex combinations not stated in the Option 2 Table will be furnished on request.  Since payments are based on your lifetime, which is not a predetermined time period, once payments begin you cannot withdraw any amount.

3.
Life Annuity:  Amounts applied to this option will be paid during the lifetime of the named payee.  The amount payable will be based on our current annuity purchase rates on the effective date of the settlement contract.  Annuity purchase rates are subject to change.  Upon request, we will quote the amount currently payable under this Settlement option. Since payments are based on your lifetime, which is not a predetermined time period, once payments begin you cannot withdraw any amount.

4.
Any Other Option:  Settlement options not set forth in this Policy may be available.  You may request any other form of Settlement option, subject to our approval.  The amount and period available under any other option will be determined by us.

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NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

ENDORSEMENTS(Endorsements may be made only by Nationwide at our Home Office stated on the face page of this Policy.)  Please attach any applicable endorsements here.  (Note: this section is not used as a blank endorsement.)

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THIS PAGE WILL BE USED FOR ENDORSEMENTS.

LAST SURVIVOR FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE POLICY, NON-PARTICIPATING
Flexible Premiums payable until the Maturity Date while at least one Insured is living.
Death Benefit Proceeds payable upon the Surviving Insured’s death if both Insureds die while this Policy is In Force.
The Maturity Date will automatically be extended unless you elect to receive the Maturity Proceeds.
Rate Classes and Rate Types are stated in the Policy Data Pages.
Adjustable death benefit.
Non-Participating, no dividends are payable.